Exhibit 10.8.3.4
GLG PARTNERS, INC.
2009 LONG-TERM INCENTIVE PLAN
UNITED KINGDOM RESTRICTED STOCK AGREEMENT
FOR UK RESIDENT EMPLOYEES

To:	[Name]
Date:	[Date]
          In accordance with a determination of the Special Grant Committee of the Board of Directors of GLG Partners, Inc. (the “Company”) on [DATE] (the “Grant Date”), ___shares (“Restricted Stock”) of Common Stock of the Company have been granted to you as Restricted Stock pursuant to Sub-Plan A (the “Sub-Plan”) of the Company’s 2009 Long-Term Incentive Plan (the “Plan”). Capitalized terms used in this agreement (the “Restricted Stock Agreement”) but not otherwise defined shall have the meanings assigned to such terms in the Plan or the Sub-Plan.
          The shares of Restricted Stock have been granted to you on the Grant Date upon the following terms and conditions:
1. That you are an Employee and not a Service Provider, and that you are resident and except as indicated on the signature page of this Restricted Stock Agreement ordinarily resident in the United Kingdom for United Kingdom tax purposes at the date of Award. For the purposes of this Restricted Stock Agreement, Participant shall be construed accordingly.
2. Definitions
(a)	“Breach of Covenants” means the failure to observe any or all of the Continuing Obligations.

(b)	“Cause” shall be deemed to exist if you at any time:
(i)	are guilty of gross misconduct, or commit a material breach of any written agreement between you and the Company or any Subsidiary, including this Restricted Stock Agreement; or

(ii)	are in breach of regulatory requirements or internal compliance rules of the Company or its Subsidiaries that are applicable to you; or

(iii)	have any required registration terminated or cancelled by regulatory authorities governing financial services business in any relevant jurisdiction; or

(iv)	are investigated (which includes any informal or formal stage in any administrative, investigative, enforcement, adjudicative, disciplinary, or judicial investigation or proceeding, but excludes any such investigation or proceeding the subject of which is the Company or a Subsidiary but not you) by the Securities Exchange Commission in the United States, the Financial Services Authority in the United Kingdom, the Financial Industry Regulatory

Authority, Inc. or another government agency or regulatory body or authority in any relevant jurisdiction, in each case for a potential violation of securities laws, including any insider trading rules, the Financial Services Authority’s Principles for Approved Persons, including, without limitation, Principle 1, or any applicable rule or regulation of any such governmental agency or regulatory body or authority governing the financial services business or people who work in such business; provided, that if such investigation has been completed and results in a finding of no violation by you, then, to the extent that the Company or a Subsidiary has not yet exercised its right to terminate your employment with Cause as a result of such investigation, such investigation will no longer be grounds for the Company or a Subsidiary to terminate your employment with Cause; or
(v)	are guilty of serious negligence in connection with or affecting the business or affairs of the Company or its Subsidiaries for which you are required to perform duties; or

(vi)	are guilty of conduct that brings or is likely to bring you, the Company or any Subsidiary into disrepute; or

(vii)	are convicted of, or plead no contest to, a criminal offense other than a traffic-related offense for which a non-custodial penalty is imposed; or

(viii)	are in material breach of any of the following conditions or continuing obligations:
(A)	validity of all representations made by you regarding your educational, vocational, professional, and any other appropriate qualifications; upon request by the Company or a Subsidiary, you will be required to produce these certificates; you recognize that your employment may be terminated in any case where it is discovered that any false information has been given;

(B)	compliance with the Company’s Compliance Regulations, Code of Conduct, and Personal Investment policy, copies of which are contained in the Employee Handbook, if applicable, or any equivalent document of any Subsidiary.
     (c) “Code” means the U.S. Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.
     (d) “Continuing Obligations” means your continuing obligations to the Company or a Subsidiary under any applicable employment limited liability partnership, limited partnership, separation, withdrawal or other agreement with the Company, a Subsidiary or an LLP.
     (e) “Disability” means any illness, injury, physical or mental impairment, or other incapacity that is certified and established by documented medical evidence reasonably satisfactory to the Compensation Committee of the Board of Directors or the Special Grant Committee

designated by the Board of Directors as a result of which you shall fail to perform, after reasonable accommodation as required by law, the essential duties required of you by the Company or a Subsidiary during any six (6) consecutive months. In the event of a dispute as to whether you have a Disability, the Company may refer you to a licensed practicing physician of the Company’s choice, and, in addition to your consent in paragraph 19, you (i) agree to submit to such tests and examinations as such physician shall deem appropriate and to share copies of the results of such tests and examinations, and the physician’s related conclusions, with the Company, (ii) authorize such physician to share and discuss with the Company the results of such tests and examinations and the physician’s related conclusions, and (iii) agree to sign any separate authorization that the selected physician or the Company may require in order to give affect to the disclosure obligations contained in this sentence. Notwithstanding the foregoing, the final determination that you have incurred a Disability will be made by the Company in its sole discretion.
     (f) “LLP” means Laurel Heights LLP, an English limited liability partnership, or Lavender Heights LLP, a Delaware limited liability partnership.
     (g) “Non-Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock, whether in cash or otherwise, other than Stock Dividends.
     (h) “Predecessor Organization” means GLG Partners LP and its affiliated entities, the GLG Partners division of Lehman Brothers International (Europe) and, prior to their acquisition by the Company, GLG Inc. and the entities comprising the business of Société Générale Asset Management UK.
     (i) “Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock in the form of additional shares of Common Stock, other securities of the Company or securities of another entity.
     (j) “Termination of Service” means (i) your termination of your employment as an employee of the Company or a Subsidiary for any reason or (ii) the Company or a Subsidiary terminating your employment; provided, that (A) death, (B) Disability, (C) a transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another, (D) a change in status from an Employee to a Limited Partner or (E) a leave of absence, duly authorized in writing by the Company or any Subsidiary, shall not be deemed a Termination of Service.
          In the event that you incur a change in status from an Employee to a Limited Partner (per subclause (D) above), then all references in this Restricted Stock Agreement to your employment and your status as an employee shall instead be deemed to be a reference to your limited partner membership and your status as a Limited Partner, and “Termination of Service” shall thereafter mean (i) your termination of your status as a Limited Partner for any reason, or (ii) the applicable LLP or LLPs terminating your status as a Limited Partner; provided, that (A) death or (B) Disability shall not be deemed a Termination of Service. Notwithstanding the preceding sentence, this Restricted Stock Agreement shall continue to be subject to the terms and conditions of the Sub-Plan.

3. Earning of Restricted Stock
     (a) You shall be deemed to have earned the Restricted Stock subject to this Restricted Stock Agreement as follows; provided, that unearned Restricted Stock may be forfeited in accordance with paragraph 8:
•	___% on [Date];

•	___% on [Date];

•	___% on [Date]; and

•	___% on [Date] [(“Final Vesting Date”).
     (b) Notwithstanding any other provision of this Restricted Stock Agreement (including paragraph 8), if one of the following events occurs earlier than the Final Vesting Date, and prior to forfeiture under paragraph 8, then you shall be deemed to have earned 100% of the Restricted Stock subject to this Restricted Stock Agreement on the date of occurrence of such event: (i) your death; (ii) prior to a Termination of Service, your Disability; or (iii) the occurrence of a Change of Control and within one year after such Change of Control, the occurrence of a Termination of Service because the Company or any Subsidiary has terminated your employment with the Company or a Subsidiary, or the applicable LLP or LLPs has or have terminated your status as a Limited Partner, if applicable, without Cause.
     (c) If a Termination of Service occurs earlier than the Final Vesting Date as a result of (a) the Company or a Subsidiary terminating your employment other than for Cause or (b) your voluntary resignation and you satisfy the requirements of the Rule of 10 (as defined below), then you shall earn the Restricted Stock subject to this Restricted Stock Agreement pursuant to the schedule in paragraph 3(a), unless such shares have been previously forfeited in accordance with paragraph 8; provided, that in the event the Company determines in good faith that the Company or a Subsidiary is subject to withholding obligations for income and/or payroll taxes with respect to the Restricted Stock upon the expiration of one or more Continuing Obligations or other taxable event, the Company shall accelerate the vesting of a portion of your Restricted Stock to the effective date of such expiration or other taxable event (the “Advanced Vesting Date”), such that you shall be deemed to have then earned a number of shares of unearned Restricted Stock subject to this Restricted Stock Agreement (rounded up to the nearest whole share) with a Fair Market Value on the Advanced Vesting Date equal to the minimum amount of the Company’s or a Subsidiary’s withholding obligation with respect to the unearned Restricted Stock or such higher amount as the Company may determine in its sole discretion for jurisdictions in which at the time of your termination or other taxable event you were otherwise subject to taxes on your compensation as the Company in its sole discretion deems appropriate (the “Advanced Vesting Shares”); provided, further, that the remaining unearned shares of Restricted Stock shall be earned (after deducting any Advanced Vesting Shares ratably from the Restricted Stock to be earned) on each subsequent Vesting Date pursuant to the schedule in paragraph 3(a).
     Once earned, all restrictions attaching to the Restricted Stock shall cease to apply and the Restricted Stock shall cease to be forfeitable and can be transferred subject to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”).

4. Retention of Certificates for Restricted Stock
          Certificates for the Restricted Stock and any Stock Dividends shall be delivered to and held by the Company, or shall be held in book-entry form subject to the Company’s instructions, until you shall have earned the Restricted Stock in accordance with the provisions of paragraph 3. To facilitate implementation of the provisions of this Restricted Stock Agreement, you undertake to sign and deposit with the Company’s Office of the Secretary (i) a Dividend Order (with respect to Stock Dividends) in the form of Attachment 1 hereto; and (ii) such other documents appropriate to effectuate the purpose and intent of this Restricted Stock Agreement as the Company may reasonably request from time to time.
5. Non-Stock Dividends
          Non-Stock Dividends on the Restricted Stock held by you shall be paid to you as and when declared and paid by the Company, subject to applicable withholding. You shall not be entitled to any Dividend Equivalents in respect of Restricted Stock subject to this Restricted Stock Agreement.
6. Voting Rights
          Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book-entry form) for the Restricted Stock and any Stock Dividends, you shall be entitled to vote the Restricted Stock and any Stock Dividends held by the Company in accordance with paragraph 4, unless and until such shares have been forfeited in accordance with paragraph 8.
7. Delivery of Earned Restricted Stock
          As promptly as practicable after you shall have been deemed to have earned the Restricted Stock in accordance with paragraph 3, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock by bequest or inheritance) the Restricted Stock earned, together with any Stock Dividends earned then held by the Company (or subject to its instructions).
8. Forfeiture of Unearned Restricted Stock and Stock Dividends
          Notwithstanding any other provision of this Restricted Stock Agreement (other than paragraph 3(b)), all your rights to receive the Restricted Stock, together with any Stock Dividends relating to the unearned Restricted Stock, then being reserved by the Company (or subject to its instructions) in accordance with paragraph 4 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto, unless determined otherwise by the Compensation Committee of the Board of Directors or the Special Grant Committee designated by the Board of Directors, (a) following a Termination of Service as a result of your voluntary resignation, unless your whole number of years of service to the Company or a Subsidiary (including a Predecessor Organization) at the time of your Termination of Service resulting from your voluntary resignation, as determined by the Company in its sole discretion, equals or exceeds 10 years (the “Rule of 10”), (b) if following a Termination of Service as a result of your voluntary resignation and your satisfaction of the requirements of the Rule of 10 at the time of your resignation, a Breach of

Covenants has occurred, or (c) in the event of a Termination of Service resulting from the Company or any Subsidiary terminating your employment, or the applicable LLP or LLPs terminating your status as a Limited Partner, if applicable, with Cause. Upon any such forfeiture, the Restricted Stock, together with any Stock Dividends relating to the unearned Restricted Stock, shall be transferred to the Company.
          For the avoidance of doubt, the forfeiture period shall not extend beyond five years less a day from the date of Award under this Restricted Stock Agreement.
9. Transferability
          Except as otherwise provided in the Sub-Plan, this grant is not transferable by you and the Restricted Stock, any Non-Stock Dividends and any Stock Dividends shall be deliverable, during your lifetime, only to you.
10. Withholding
          In order to satisfy any income and/or payroll taxes determined in good faith by the Company to be required to be withheld by law by the Company or a Subsidiary in connection with the vesting of Restricted Stock under this Restricted Stock Agreement or other taxable event, you agree to enter into any recurring agreements with, and sell through, a broker or similar arrangement approved by the Compensation Committee such number of the shares of Restricted Stock and Stock Dividends otherwise earned by you as may be necessary so that the net proceeds of such sale will be an amount sufficient to provide for any such income and/or payroll taxes determined in good faith by the Company to be so required to be withheld and to direct that such proceeds be paid to the Company or, if directed by the Company, to a Subsidiary. To the extent the sale method described in the prior sentence is not available or sufficient to satisfy any income and/or payroll taxes determined in good faith by the Company to be required to be withheld by law, the Company and its Subsidiaries shall have the right, in connection with the delivery of the Restricted Stock and any Non-Stock Dividends and Stock Dividends (and interest thereon) subject to this Restricted Stock Agreement or other taxable event, (i) to deduct from any payment otherwise due by the Company or its Subsidiaries to you or any other person receiving delivery of the Restricted Stock and any Non-Stock Dividends and Stock Dividends (and interest thereon) or subject to such other taxable event an amount or shares with a value equal to the income and/or payroll taxes determined in good faith by the Company to be required to be withheld by law with respect to such delivery or other taxable event, (ii) to repurchase from you shares with a value equal to the income and/or payroll taxes determined in good faith by the Company to be required to be withheld by law with respect to such delivery or subject to such other taxable event, or (iii) to require you or any other person receiving such delivery or other taxable event to pay to it an amount sufficient to provide for any such income and/or payroll taxes determined in good faith by the Company to be so required to be withheld (including by means of arranging for the sale on your behalf for fair market value of such number of the Restricted Stock and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such income and/or payroll taxes determined in good faith by the Company to be so required to be withheld). In the event that you make an effective election pursuant to Section 83(b) of the Code with respect to the Restricted Stock or any Stock Dividends, the foregoing shall not apply and the Company shall require you to deliver to the Company concurrently with such election, (1) a copy of the election, and (2) payment of the amount that is equal to the income and/or payroll taxes determined in good faith by the Company to be required to be withheld pursuant to such election.
11. No Obligation to Register
          The Company shall be under no obligation to register the resale of the Restricted Stock or any Stock Dividends pursuant to the Securities Act or any other U.S. federal or state securities laws. The Company shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding shares of the same class as that of the shares subject to this award and until there have been compliance with such laws and regulations as the Company may deem applicable.
12. Restrictive Legends
          Until you have earned the shares of Restricted Stock subject to this Restricted Stock Agreement, certificates representing shares of Restricted Stock or confirmation and account statements relating to shares of Restricted Stock in book-entry form shall bear the restrictive legends in the form of Attachment 2 hereto.
13. Protections Against Violations of Agreement
          No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement will be valid, and the Company will not transfer any of said Restricted Stock on its books nor will any such Restricted Stock be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
14. Failure to Enforce Not a Waiver
          The failure of the Company to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
15. Survival of Terms
          This Restricted Stock Agreement shall apply to and bind you, the Company and your and its respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
16. Counterparts
          This Restricted Stock Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17. Severability
          Should any provision of this Restricted Stock Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
18. Personal Data
          BY SIGNING THIS RESTRICTED STOCK AGREEMENT, YOU HEREBY ACKNOWLEDGE THAT FOR THE ADMINISTRATION AND MANAGEMENT OF THE PLAN, THE COMPANY WILL FROM TIME TO TIME NEED TO PROCESS YOUR PERSONAL DATA (AS DEFINED IN THE UNITED KINGDOM’S DATA PROTECTION LEGISLATION) AND ACCORDINGLY YOU EXPRESSLY CONSENT TO THE TRANSMISSION OF ANY PERSONAL DATA (AS DEFINED IN THE UNITED KINGDOM’S DATA PROTECTION LEGISLATION) CONCERNING YOU AND YOUR FAMILY OUTSIDE OF THE EUROPEAN ECONOMIC AREA, INCLUDING, WITHOUT LIMITATION, TO THE COMPANY’S UNITED STATES OFFICES AND THE COMPANY’S AGENTS LOCATED IN THE UNITED STATES.
19. Acceptance
          You have read and understand the terms and provisions of this Restricted Stock Agreement, and accept the Restricted Stock subject to all the terms and conditions of the Plan, the Sub-Plan and this Restricted Stock Agreement. You may obtain copies of the Plan or Sub-Plan from the Company upon request. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors or the Special Grant Committee designated by the Board of Directors upon any questions arising under this Restricted Stock Agreement. Please sign your name in the space provided on this Restricted Stock Agreement and deliver it on or before the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide), together with the attached Dividend Order, to the Company, c/o GLG Partners LP (attention of Victoria Parry) at One Curzon Street, London W1J 5HB United Kingdom and Mrs. Parry will forward the documents to the Company. If Mrs. Parry or the Company does not have your properly signed copy of this Restricted Stock Agreement and Dividend Order in hand before the close of business on the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide), then, anything in this Restricted Stock Agreement to the contrary notwithstanding, your right to receive the award will terminated and be of no effect.

20. Waiver
          By signing this Restricted Stock Agreement, you hereby waive any and all rights to compensation or damages in consequence of the termination of your employment, or your status as a Limited Partner, if applicable, for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as those rights arise or may arise from your ceasing to have rights under this Restricted Stock Agreement as a result of such termination.
21. Applicable Law
          This Restricted Stock Agreement and the Company’s obligation to deliver Restricted Stock and any Stock Dividends and Non-Stock Dividends (and interest thereon) hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the Federal law of the United States applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles of such State.

GLG PARTNERS, INC.
By:
	Name:	Noam Gottesman
	Title:	Chairman and Co-Chief Executive Officer

Accepted and agreed as of the date set forth above.

[Name]

Address:

U.K. Taxpayer ID No.:

☐	If you are not ordinarily resident in the United Kingdom for United Kingdom tax purposes, please check the box and indicate the jurisdiction in which you are ordinarily resident: .

Attachment 1

Send To:
DIVIDEND ORDER
Date:
          Until this order shall be revoked in writing by the undersigned with the written consent of the Secretary or an Assistant Secretary of GLG Partners, Inc. (the “Company”), please comply with the following instructions:
1. All dividends or other distributions in the form of additional shares of Common Stock, other securities of the Company or securities of another company (“Stock Dividends”) paid or made on all vested and unvested shares of Restricted Stock of the Company awarded to me under the 2009 Long-Term Incentive Plan and all rights, notices and other communications (other than proxy statements and proxies included in point 2 below) pertaining to the Restricted Stock are to be registered, payable and/or mailed as follows:
Name:
c/o GLG Partners, Inc.
399 Park Avenue, 38th Floor
New York, NY 10022
U.K. Taxpayer Identification No.:
2. All proxy statements, proxies and related materials pertaining to the above account are to be mailed to me at the following address:

3. Unless otherwise handled by Morgan Stanley Smith Barney (GLG Stock Plan Administrator), all cash dividends pertaining to the vested or unvested shares of Restricted Stock of the Company shall be paid to GLG Partners LP (“GPLP”) on my behalf pursuant to the payment instructions to be provided to the Company’s dividend disbursing agent, Continental Stock Transfer & Trust Company, by GPLP. Following the payment of any cash dividend to GPLP on my behalf, after giving effect to appropriate tax withholding, I authorize payment by GPLP of such dividend to me in accordance with the instructions on file with GPLP’s human resources department for payroll purposes.

THIS ORDER MUST BE SIGNED BY ALL REGISTERED OWNERS:

Name:

SIGNATURE(S) GUARANTEED:	SIGNATURE(S) GUARANTEED:
GLG PARTNERS, LP	GLG PARTNERS, INC.

By:	By:

Attachment 2
Certificates of common stock of the Company shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2009 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
Confirmations and account statements sent to holders of shares of common stock of the Company in book-entry form shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:
     THE SHARES OF COMMON STOCK TO WHICH THIS STATEMENT RELATES ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2009 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.